UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 3, 2025

Cidara Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36912	46-1537286
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6310 Nancy Ridge Drive, Suite 101
San Diego, California 92121
(858) 752-6170
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	CDTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)
Resignation of Director
On January 3, 2025, Laura Tadvalkar, Ph.D. resigned as a member of the board of directors (the “Board”) of Cidara Therapeutics, Inc. (the “Company”). Dr. Tadvalkar’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
Separation of Chief Medical Officer
On January 3, 2025, the Company and Taylor Sandison, M.D., M.P.H., the Company’s Chief Medical Officer, mutually agreed to Dr. Sandison’s separation from the Company, effective on February 3, 2025 (the “Separation Date”). The terms of Dr. Sandison’s separation from the Company have been memorialized in a Separation Agreement, dated January 7, 2025 (the “Separation Agreement”). Pursuant to the Separation Agreement, Dr. Sandison will be entitled to (i) payment of nine months of salary, less all lawful and authorized withholdings and deductions, and (ii) reimbursement for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for a period of up to nine months following the Separation Date. In exchange for the consideration provided to Dr. Sandison in the Separation Agreement, Dr. Sandison agreed to waive and release any claims in connection with Dr. Sandison’s employment and separation from the Company.
On an interim basis and pending appointment of a permanent successor, the primary Chief Medical Officer duties will be assumed by Nicole Davarpanah, M.D., J.D., the Company’s Senior Vice President of Translational Research and Development.
The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.
(d) Appointment of Director
On January 3, 2025, the Board, upon recommendation of the Nominating and Governance Committee of the Board, appointed Josh Resnick, M.D. to serve as a Class II member of the Board. Dr. Resnick’s term of office as a Class II member will expire at the Company’s 2026 annual meeting of stockholders. There are no arrangements or understandings between Dr. Resnick and any other person pursuant to which he was selected as a director. In addition, there are no transactions in which Dr. Resnick has an interest that would require disclosure under Item 404(a) of Regulation S-K.
On December 6, 2024, upon the recommendation of the Compensation and Human Capital Committee of the Board, the Board amended and restated the Company’s Amended and Restated Non-Employee Director Compensation Policy, which is filed as Exhibit 99.1 to this Current Report on Form 8-K (the “Compensation Policy). Pursuant to the Compensation Policy, Dr. Resnick (i) will receive an annual cash retainer of $40,000 for service on the Board and (ii) was granted on the date of his appointment an option to purchase 22,200 shares of the Company’s common stock, one-third of the shares of which will vest on the first anniversary of the date of grant and the remaining two-thirds of the shares will vest in equal monthly installments over a two-year period such that such grant is fully vested on the third anniversary of the date of grant. The Compensation Policy also provides for further automatic annual option grants to purchase 11,100 shares of the Company’s common stock on the date of each annual meeting of stockholders (the “Annual Grant”), which vest in full on the earlier of (i) the one-year anniversary of the date of grant and (ii) the day prior to the date of the Company’s first annual stockholder meeting held after the date of grant; provided that, that the first Annual Grant granted to Dr. Resnick shall be pro-rated based on the number of days served on the Board by Dr. Resnick prior to the 2025 annual stockholder meeting divided by 365. Each of the option grants described above will vest in full in the event of a change in control (as defined in the Company’s 2024 Equity Incentive Plan). The Company also entered into its standard form of indemnity agreement with Dr. Resnick.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Separation Agreement, dated January 7, 2025, by and between Cidara Therapeutics, Inc. and Taylor Sandison, M.D., M.P.H.
99.1	Amended and Restated Non-Employee Director Compensation Policy.
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cidara Therapeutics, Inc.

Date: January 7, 2025	/s/ Jeffrey Stein, Ph.D.
Jeffrey Stein, Ph.D.
President and Chief Executive Officer (Principal Executive Officer)